[letterhead of GOODWIN, PROCTER & HOAR LLP,
EXCHANGE PLACE,
BOSTON, MASSACHUSETTS 02109-2881]

                                                        TELEPHONE (617) 570-1000
                                                       TELECOPIER (617) 523-1231



                                                 December 20, 1996

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

         Re: Rule 24f-2 Notice for State Street Research Financial Trust Securities Act File No. 33-10327
                  Investment Company Act File No. 811-4911

Ladies and Gentlemen:

         As counsel to State Street Research Financial Trust (the "Registrant"), we have been requested to render this opinion in connection with the filing by the Registrant of a Rule 24f-2 Notice on Form 24F-2 with respect to its fiscal year ended October 31, 1996.

         Reference is made to Item 10 of such Notice wherein the Registrant reports the number of shares (the "Shares") representing interests in State Street Research Government Income Fund, State Street Research Strategic
Portfolios: Moderate, State Street Research Strategic Portfolios: Aggressive and State Street Research Strategic Portfolios: Conservative, each a series of the Registrant, sold during the fiscal year ended October 31, 1996 in reliance upon Rule 24f-2 under the Investment Company Act of 1940, as amended.

         We have examined the Registrant's First Amended and Restated Master Trust Agreement dated June 1, 1993, as amended, the By-Laws of the Registrant, as amended, the Rule 24f-2 Notice of the Registrant dated December 20, 1996, certain resolutions adopted by the Trustees of the Registrant, and such other documents as we deemed necessary for purposes of this opinion.

         We have made such examination of Massachusetts law as in our judgment is necessary and appropriate for the purposes of this opinion. Members of this firm are admitted to practice in the Commonwealth of Massachusetts and certain other jurisdictions; however, we render no opinion herein with respect to the laws of any jurisdiction other than the Commonwealth of Massachusetts. Nothing contained herein shall be deemed to be an opinion as to any law other than the laws of the Commonwealth of Massachusetts.

         Anything in this opinion to the contrary notwithstanding, we render or imply no opinion with respect to compliance with any applicable securities or anti-fraud statutes, rules,

                          GOODWIN, PROCTER & HOAR LLP

Securities and Exchange Commission
December 20, 1996
Page 2


regulations or other similar laws of any state (including Massachusetts) or the United States of America.

         Based upon the foregoing, and assuming that all of the Shares were sold, issued and paid for in accordance with the terms of the applicable Prospectus and Statement of Additional Information contained in the Registrant's Registration Statement on Form N-1A in effect at the time of sale, in our opinion the Shares were legally issued and fully paid and non-assessable by the Registrant.

                                               Very truly yours,

                                               /S/ GOODWIN, PROCTER & HOAR  LLP

                                               GOODWIN, PROCTER & HOAR  LLP